                    Exhibit 99.1

JLL Income Property Trust
Acquires Suburban Chicago Distribution Center

Chicago (Jan. 13, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $5.9 billion in portfolio assets, today announced the acquisition of Elgin Distribution Center, a Class A, two-building industrial property totaling 407,000 square feet and located in the northwest Chicago suburb of Elgin, Illinois. The purchase price was approximately $47 million.

“The Elgin Distribution Center fits squarely within our industrial investment thesis as a well-located, newly constructed property with strong tenant profiles,” said Allan Swaringen, JLL Income Property Trust President and CEO. “The Elgin warehouse submarket stands out for its access to a robust labor pool and close proximity to Chicago, along with O’Hare International Airport, which we believe will drive long-term value for these properties. Industrial remains an overweight target for our portfolio given our belief that it will provide strong, long-term cashflow to our diverse portfolio. Our aggregate industrial allocation is now over $1.7 billion, or approximately 30 percent of our $5.9 billion portfolio, and includes 54 properties across 13 key markets.”

Recently constructed in 2020, the properties are built to state-of-the-art design specifications. The larger building, which totals over 326,000 square feet, is cross-docked with 36-foot clear heights. The smaller building, which totals more than 80,000 square feet is rear docked and has 32-foot clear heights and includes a front-office. The properties are 100 percent leased with a weighted average lease term of approximately 10 years.

According to LaSalle Research & Strategy, the Chicago metro is the country’s second largest industrial market, with 1.2 billion square feet of industrial space. Chicago’s central location, proximity to irreplaceable transportation infrastructure and access to a large population make it a critical hub for national distributors. Over the four quarters ending in Q1 2021, Chicago’s industrial market experienced 18.5 million square feet of net absorption and a steady decline in vacancy rates. Chicago also has the highest going-in yields of any gateway industrial market in the U.S. The Elgin Distribution center also benefits from access to a growing population and large labor pool, as well as excellent access to major transportation nodes including Interstate 90, Route 31, Randall Road and Route 47.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages over $76 billion of assets in private and public real estate property and debt investments as of Q3 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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